EXHIBIT 99.1

Dynacq Healthcare Addresses First Quarter Estimates, Delay in Filing of Financial Reports

HOUSTON—(BUSINESS WIRE)—March 26, 2004—Dynacq Healthcare, Inc. (NASDAQ NM: DYIIE) (the “Company”) announced today that it would not be releasing its financial results for the quarter ended February 29, 2004 by April 14, 2004, the normal filing date for the report. The Company is still in the process of preparing its financial statements for its fiscal year ended August 31, 2003, as well as its financial statements for its quarter ended November 30, 2003. In January of 2004, the Company hired a new independent auditing firm, and is working with this firm to complete the preparation of these financial reports as soon as practicable.

On February 4, 2004, the Company released preliminary financial estimates for its quarter ended November 30, 2003. Such estimates indicated that net patient service revenue, net income and fully diluted earnings per share for its first fiscal quarter ended November 30, 2003 decreased in excess of fifty percent (50%) from the comparable prior year quarter. This estimate was based upon un-reviewed preliminary operating results of the Company’s principal facility, Vista Medical Center Hospital. The net patient revenues earned by the Company’s other facilities, not in operation during the first quarter of 2003, offset the decline at the Company’s principal facility. Therefore, the Company’s total net patient service revenue for the first fiscal quarter ended November 30, 2003, is estimated to be comparable to that reported for the first fiscal quarter of the prior year. We continue to estimate that net income and fully diluted earnings per share will decline more than fifty percent (50%) for the first quarter of fiscal 2004 compared to the first quarter of the prior year.

The estimate announced today is preliminary. The financial statements from which Dynacq’s preliminary earnings estimates are derived have not been reviewed by our new independent auditor, but have been prepared based upon the same accounting policies underlying our prior reported financial statements.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Statements in this press release, including those related to the timing of the completion of our audit for the year ended August 31, 2003, as well as our completion of the preparation of our quarterly reports for the periods ended November 30, 2003 and February 29, 2004, concerning the beliefs, expectations, intentions, future events, future performance and business prospects may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on a number of risks and uncertainties. If any of these risks and uncertainties materializes, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include, without limitation, the outcome of discussions with the Securities and Exchange Commission regarding the accounting policies applied in preparation of the Company’s financial statements, the outcome of the pending hearing with regard to delisting of our securities from the Nasdaq National Market, adverse effects of litigation or regulatory actions arising in connection with pending inquiries and/or investigations, protraction of our new audit firm’s review and audit of the Company’s financial statements, and our dependence upon completion of required audits and favorable regulatory determinations for availability of financing options and other transactions.

Source: Dynacq Healthcare, Inc.